EXHIBIT 99.1

For Immediate Release	Contact: George Bernstein
President and CEO

484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

HIRING OF CHIEF OPERATING OFFICER

West Chester, PA, January 7, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced the hiring of Patricia B. Miller as its new Chief Operating Officer.

Ms. Miller brings outstanding education industry, business management and leadership experience to Nobel Learning Communities. During her career, she has had responsibility for both corporate and franchise businesses. Prior to joining the Company, Ms. Miller was the Senior Vice President of Franchise Services for Sylvan Learning Center. In this role, she directed all operations, sales training and field marketing, increasing center revenue by 15% or more year over year. While at Sylvan, she grew the franchise business from 600 centers to 1,000 centers.

Prior to joining Sylvan in 1995, Ms. Miller was the Vice President of Corporate Operations at Nutri/System, Inc. where she managed both corporate and franchise centers, customer service, quality control and training. While at Nutri/System, Ms. Miller doubled the numbers of corporate centers and drove double sales increases.

George Bernstein, the Company’s President and Chief Executive Officer, commented: “Patty’s unique combination of education industry experience and multi-site business management experience, coupled with a strong track record of growing revenue through unit expansion and comparable unit sales growth will be a tremendous asset to NLCI. We are very excited to have someone with Patty’s depth and breadth of experience leading our operations, real estate, and ancillary businesses. Her previous experience with a market leading company in the education industry will help Nobel Learning Communities, Inc. become a world-class organization and leader in the Pre-K through 12th Grade market.”

Ms. Miller has a Bachelor of Arts degree from the Ohio State University.

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

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